Exhibit 23.3


            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Franklin Street Properties Corp. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 21, 2006, with respect to the consolidated financial statements and schedule of Franklin Street Properties Corp., Franklin Street Properties Corp. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Franklin Street Properties Corp., included in the Franklin Street Properties Corp. Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission on February 24, 2006.

                                                      /s/ Ernst & Young LLP

Boston, Massachusetts
May 23, 2006